EXHIBIT 99.1

Chrysler Group LLC Reports May 2012 U.S. Sales Increased 30 Percent; Best May Sales in Five Years

•	Best May sales since 2007

•	26th-consecutive month of year-over-year sales gains

•	12th-consecutive month of sales gains of at least 20 percent

•	Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each post sales increases in May compared with same month a year ago

•	FIAT brand sales up 128 percent versus May a year ago; sets new sales record

•	Fourth-consecutive month that FIAT brand sets a sales record

•	Chrysler brand sales up 81 percent; best May sales in four years

•	Chrysler 200 mid-size sedan sets May sales record with 87 percent increase

•	Chrysler 300 flagship sedan posts triple-digit year-over-year sales gain; best May sales in five years

•	Chrysler Town & Country and Dodge Grand Caravan minivans each post double-digit sales gains

•	Jeep brand sales up 24 percent; best May sales since 2000

•	Jeep Wrangler sales up 44 percent; sets all-time monthly sales record

•	Jeep Grand Cherokee has best May sales since 2005

•	Dodge brand sales up 14 percent; best May since 2008

•	Dodge Avenger mid-size sedan sets sales record for month of May; Dodge Challenger muscle sets all-time monthly sales record

•	Dodge Journey full-size crossover posts 56 percent increase; best May sales in four years

•	Ram Truck brand sales increase 23 percent in May versus same month in 2011

•	Ram pickup truck sales up 29 percent; best May sales in five years

•	Eight vehicles from Chrysler, Dodge, FIAT and SRT brands win awards from the Texas Auto Writers Association at Texas Auto Roundup; 2013 Dodge Dart takes home three of the awards

•	Chrysler 300 and Jeep Grand Cherokee Win AutoPacific’s ‘2012 Best in Class Vehicle Satisfaction’ Awards

Auburn Hills, Mich., June 1, 2012 – Chrysler Group LLC today reported U.S. sales of 150,041 units, a 30 percent increase compared with sales in May 2011 (115,363 units), and the group’s best sales in the month of May since 2007.

The Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each posted sales increases in May compared with the same month a year ago. The FIAT brand set a sales record for the fourth-consecutive month and the brand’s 128 percent year-over-year sales gain was the largest percentage increase of any Chrysler Group brand in May.

Chrysler Group recorded its 26th-consecutive month of year-over-year sales gains and its 12th-straight month of sales increases of at least 20 percent.

Several additional Chrysler Group models posted record sales in May. The iconic Jeep Wrangler SUV and Dodge Challenger muscle car each set all-time monthly sales records, while the Chrysler 200 and Dodge Avenger mid-size sedans set sales records for the month of May.

“In spite of a tremendous amount of global economic uncertainty, the U.S. new vehicle sales industry continues to power ahead,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “Our May sales increased 30 percent and represented our 26th-consecutive month of year-over-year sales growth. We are also in the process of adding production capacity as quickly as possible to meet strong demand for our products.”

Once again, a broad range of Chrysler Group models contributed to the company’s 30 percent increase. While the Fiat 500 continues to rack up sales records, the Ram pickup truck logged its 25th-consecutive month of year-over-year sales gains. Both the Chrysler Town & Country and Dodge Grand Caravan minivans posted double-digit sales gains in May, while the Chrysler 300 flagship sedan recorded triple-digit year-over-year sales growth. The Jeep brand weighed in with impressive double-digit sales gains by the Jeep Grand Cherokee and Jeep Wrangler SUVs.

Chrysler Group finished the month with a 61-days supply of inventory (351,804 units). U.S. industry sales figures for May are projected at an estimated 14.2 million units Seasonally Adjusted Annual Rate (SAAR).

May 2012 U.S. Sales Highlights by Brand

FIAT Brand

FIAT brand sales were up 128 percent in May versus the same month a year ago, the largest year-over-year sales gain of any Chrysler Group brand. The FIAT brand set a sales record in May, the fourth-consecutive month that the brand has set a new record this year. May marked the first full month of sales of the Fiat 500 Abarth. Dealer orders for the Abarth, the ultimate high-performance small car, exceeded the production run of this model for the 2012 model year. The Fiat 500 Cabrio won the Sub Compact Car of Texas award at this year’s Texas Auto Roundup hosted by the Texas Auto Writers Association (TAWA).

Chrysler Brand

Chrysler brand sales were up 81 percent in May, the brand’s best May sales since 2008 and its 11th-consecutive month of year-over-year sales gains. All three Chrysler models contributed to the brand’s strong sales performance in May. Sales of the Chrysler 200 mid-size sedan, the brand’s volume leader for the month, were up 87 percent, a new sales record for the month of May.

Sales of the Chrysler 300 full-size sedan were up 140 percent, the model’s best May sales in five years. The Chrysler 300 earned “Best in Class Vehicle Satisfaction” in the “Large Car” category from the automotive research group AutoPacific in May. The AutoPacific Vehicle Satisfaction Awards are based solely on owners’ satisfaction ratings of their new vehicle. Chrysler Town & Country minivan sales were up 56 percent in May compared with the same month in 2011.

Two Chrysler brand models earned accolades during TAWA’s Texas Auto Roundup. The Town & Country took home two awards – Family Car of Texas and Minivan of Texas. The Chrysler 300 Luxury Series was named Full-Size Luxury Car of Texas. After a day of demanding driving at the Texas Motor Speedway in Fort Worth, Texas, journalists voted on their favorites and Chrysler Group secured eight of the possible 18 awards – the most of any participating manufacturer at the event.

Jeep® Brand

Jeep brand sales were up 24 percent in May compared with the same month a year ago, the brand’s best May sales performance in 12 years and its 25th-consecutive month of year-over-year sales gains. The Jeep Wrangler, the brand’s volume leader for the month, set an all-time sales record in May with its solid 44 percent sales increase. May sales of the Jeep Liberty mid-size SUV were the best since 2007.

Sales of the Jeep Grand Cherokee, the most awarded SUV ever, increased 40 percent in May, the model’s best May sales since 2005. For the second year in a row, the Grand Cherokee was named “Premium Mid-Size SUV” in AutoPacific’s “2012 Best in Class Vehicle Satisfaction” Awards. Also in May, the Jeep Grand Cherokee SRT8 was named “Performance SUV of Texas” at TAWA’s Texas Auto Roundup.

Dodge Brand

Dodge brand sales increased 14 percent in May, the brand’s best May sales in four years and its 12th-consecutive month of year-over-year sales growth. Two Dodge vehicles broke sales records. The Dodge Avenger mid-size sedan set a new sales record for the month of May with its 93 percent year-over-year increase. The Dodge Challenger muscle car set an all-time monthly sales record in May. The Dodge Grand Caravan minivan, the brand’s volume leader in May, and the Dodge Journey full-size crossover, each had their best May sales in four years.

The 2013 Dodge Dart, which goes on sale in dealerships this month, took home three awards from TAWA’s Texas Auto Roundup. The first Chrysler Group vehicle built off a FIAT-derived architecture, the all-new Dart blends Alfa Romeo DNA with Dodge’s passion for performance and style. The Dart was named “Compact Car of Texas,” and took home awards for “Best Value” and “Best New Feature” for its Thin Film Transistor (TFT) display.

Ram Truck Brand

Sales of the Ram pickup truck, Chrysler Group’s volume leader, were up a sound 29 percent in May compared with the same month a year ago. It was the pickup truck’s 25th-consecutive month of year-over-year sales gains and its best May since 2007. Both Ram light- and heavy-duty pickup trucks posted sales increases in May. Of the Ram light-duty truck sales, the regular cab pickups posted the largest percentage sales increase in May, but the quad cab trucks led in volume. The Ram Truck brand posted its best May sales in five years.

Dealers are expected to begin ordering the 2013 Ram 1500 pickup truck in July. The new Ram pickup, which bowed at the 2012 New York International Auto Show in April, delivers best-in-class fuel efficiency, new technology and new features as well as interior and exterior upgrades. The 2013 Ram gets the new 3.6-liter Pentastar V-6 engine, one of Ward’s “10 Best Engines” for 2012, which features 42 percent more horsepower, 13 percent more torque and at least 20 percent better fuel economy when compared to the previous 3.7-liter V-6 powertrain.

Chrysler Group LLC U.S. Sales Summary Thru May 2012

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	4,003	1,759	128%	16,702	3,141	432%
FIAT BRAND	4,003	1,759	128%	16,702	3,141	432%

200	13,250	7,098	87%	58,231	25,252	131%
Sebring	0	53		0	2,380	-100%
300	6,101	2,539	140%	33,830	11,181	203%
PT Cruiser	0	45		0	1,328	-100%
Town & Country	10,323	6,629	56%	48,830	39,398	24%
CHRYSLER BRAND	29,674	16,364	81%	140,891	79,539	77%

Compass	3,720	4,555	-18%	16,443	15,998	3%
Patriot	5,891	5,470	8%	27,117	23,313	16%
Wrangler	14,454	10,008	44%	56,410	41,946	34%
Liberty	6,859	6,048	13%	34,447	26,048	32%
Grand Cherokee	13,274	9,484	40%	62,611	45,401	38%
Commander	0	8		0	104	-100%
JEEP BRAND	44,198	35,573	24%	197,028	152,810	29%

Caliber	1,341	4,002	-66%	7,987	17,576	-55%
Avenger	10,682	5,543	93%	43,458	24,868	75%
Charger	6,735	7,830	-14%	37,231	30,626	22%
Challenger	4,816	3,418	41%	19,442	16,777	16%
Viper	0	16	-100%	20	110	-82%
Journey	5,789	3,706	56%	29,855	22,484	33%
Caravan	12,418	9,427	32%	58,063	46,148	26%
Nitro	164	1,900	-91%	3,056	10,164	-70%
Durango	3,848	4,358	-12%	18,151	17,744	2%
DODGE BRAND	45,793	40,200	14%	217,263	186,497	16%

Dakota	26	1,350	-98%	441	7,015	-94%
Ram P/U	26,040	20,117	29%	114,630	90,536	27%
Cargo Van	307	0	New	2,302	0	27%
RAM BRAND	26,373	21,467	23%	117,373	97,551	20%

TOTAL CHRYSLER GROUP LLC	150,041	115,363	30%	689,257	519,538	33%

TOTAL CAR	46,928	32,258	45%	216,901	131,911	64%
TOTAL TRUCK	103,113	83,105	24%	472,356	387,627	22%